Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 11, 2011, in the Registration Statement (Form S-1) and related Prospectus of Pandora Media, Inc. for the registration of shares of its common stock.

/s/  Ernst & Young LLP

San Francisco, California

February 11, 2011